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                                                                   EXHIBIT 23(e)



                      CONSENT OF PAINEWEBBER INCORPORATED



     We hereby consent to the inclusion of our opinion letter to the Board of Trustees of EastGroup Properties as an exhibit to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Copley Properties, Inc. and EastGroup Properties, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Joint Proxy Statement/Prospectus Summary -- Reasons for the Merger; Recommendations of the Board of Directors of Copley and the Board of Trustees of EastGroup," "Joint Proxy Statement/Prospectus Summary -- Opinions of Financial Advisors," "Proposal 1 -- The Merger Agreement -- Background of the Merger," "Proposal 1 -- The Merger Agreement -- EastGroup Trustees' Reasons for Effecting the Merger" and "Proposal 1 -- The Merger Agreement -- Fairness Opinion of EastGroup's Financial Advisor." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning "experts" as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                            Very truly yours,



                                            PAINEWEBBER INCORPORATED



                                            By:  /S/ DAVID R. JARVIS


                                                 David R. Jarvis



New York, New York


May 9, 1996